 News

For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314.854.4093 // 314.368.3164 (c)

BROWN SHOE COMPANY ANNOUNCES JURY VERDICT IN COLORADO SUIT

            ST. LOUIS, December 8, 2003 - Brown Shoe Company, Inc. (NYSE: BWS) announced today that a Colorado State Court jury in Denver found a subsidiary of the Company partially responsible for alleged environmental impacts on a neighborhood near a former Brown plant.

            The jury entered a verdict against Brown of $1,007,000 for non-economic damages. The jury did not award any punitive damages or damages for loss of property values. The plaintiffs had sought more than $380 million, including punitive damages. "We always felt that we had stepped-up to our responsibilities and done the right thing in this situation. The jury clearly acknowledged that with this verdict," said Brown Shoe Chairman and CEO Ron Fromm.

            The case involved a rifle scopes factory operated by Brown about 20 years ago during a period of diversification. The factory, known as the Redfield site, is located in southeast Denver. Minute amounts of a substance called 1,1-dichloroethene (1,1-DCE), a breakdown product of cleaning and degreasing solvents used at the plant and other nearby facilities, vaporized from groundwater into the indoor air of nearby homes.

            The plaintiffs, residents of several neighborhoods, sued Brown for diminution of property values, annoyance and discomfort and other damages. In addition, the court has reserved ruling on sanctions related to discovery issues.

            Brown defended itself by demonstrating that property values in the neighborhoods were strong and competitive. The company showed that among the many parties that contributed to the contamination, it was the only one that had stepped forward to fix the problem. Under the supervision of the Colorado Department of Public Health and Environment, Brown has been testing and remediating the site, and keeping the neighbors informed, for more than five years. The company has spent $10 million and committed to spend $8 million more to resolve the issue entirely. There were no health claims in the case.

            Brown also noted that it had been complimented by the state health department authorities and many neighborhood residents for its handling of the issue. "We took our commitment to the community seriously, and aggressively worked to solve the problem," Fromm said. "And we'll continue to do so."

            Brown's remediation systems stopped contaminants from entering the neighborhood years ago. Since then, they have pumped millions of gallons of clean groundwater into the area. Area groundwater is not used for drinking.

            In addition, Brown has reduced the levels of 1,1-DCE to below the very strict "action level" set by Colorado in all homes where it has been granted permission to do so. The U.S. Environmental Protection Agency has set a guideline level for 1,1-DCE that is 400 times higher than Colorado's. The company has paid to install and operate systems underneath the affected homes that prevent vapors from entering.

Brown Shoe is a $1.84 billion footwear company with worldwide operations. The company operates the 900-store Famous Footwear chain, which sells brand name shoes for less. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's and Carlos by Carlos Santana for adults, and Barbie, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the company's web site at www.brownshoe.com.

# # #